Exhibit 99.1

THE CINCINNATI GAS & ELECTRIC COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Consolidated Financial Statements as of, and for the year ended, December 31, 2005 reflect the following:

•	On April 3, 2006, in accordance with their previously-announced merger agreement, dated May 8, 2005, as amended, Duke Energy Corporation (“Old Duke Energy”) and Cinergy Corp. (“Cinergy”) merged into wholly-owned subsidiaries of Duke Energy Holding Corp. (“Duke Energy HC”). In connection with the closing of the merger transactions (the “Mergers”), Duke Energy HC changed its name to Duke Energy (“New Duke Energy”). As a result of the Mergers, each outstanding share of Cinergy common stock was converted into 1.56 shares of common stock of New Duke Energy, which resulted in the issuance of approximately 313 million shares. Both Old Duke Energy and New Duke Energy are referred to as Duke Energy herein. Duke Energy is treated as the acquirer of Cinergy. The Cincinnati Gas and Electric Company (“CG&E”) is a wholly owned subsidiary of Cinergy. Duke Energy’s allocated cost to acquire CG&E will be used to establish a new accounting basis in CG&E’s separate financial statements. Accordingly, certain pro forma adjustments have been made using the purchase method of accounting to reflect the new basis of accounting that will exist for CG&E.

•	On April 10, 2006, as contemplated by the merger agreement, Duke Energy contributed to CG&E its ownership interest in five power plants, located in the midwest U.S. representing a mix of combined cycle and peaking plants.

•	In May 2006, Duke Energy’s board of directors approved a plan to pursue the sale or other disposition of Cinergy’s commercial marketing and trading business.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects the historical Consolidated Statement of Operations for CG&E, as adjusted for the transfer in ownership interest of the five midwest plants, the sale or other disposition of the CG&E commercial marketing and trading contracts, and the effect of the Mergers to CG&E as if they had occurred on January 1, 2005. The Unaudited Pro Forma Condensed Balance Sheet reflects the historical consolidated balance sheet of CG&E as adjusted for the contribution of the five midwest plants, the sale of the commercial marketing and trading contracts, and the effect of the Mergers as if they had occurred on December 31, 2005. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements;

•	Accompanying Midwest Asset Group Combined Financial Statements as of and for the year ended December 31, 2005;

•	Separate historical financial statements of CG&E as of and for the year ended December 31, 2005, included in the CG&E Annual Report on Form 10-K for the year ended December 31, 2005; and

•	CG&E Form 8-K filed on April 14, 2006.

The historical financial information of CG&E as of and for the year ended December 31, 2005 is derived from the audited financial statements of CG&E but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited pro forma condensed financial information is provided for informational purposes only. The pro forma information is not indicative of what CG&E’s financial position or results of operations actually would have been had the midwest plants’ ownership interest transfer, the decision to sell or otherwise dispose of the commercial marketing and trading contracts been completed, or the Mergers occurred, at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of CG&E.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the impact of any financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the contribution of the five midwest plants, the sale or other disposition of the CG&E commercial marketing and trading contracts or the Mergers.

The Mergers

In connection with the Mergers, Duke Energy has been treated as the acquirer of Cinergy, and the purchase method of accounting will be utilized. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the estimated portion of the consideration issued in connection with the Mergers allocable to CG&E. In the Unaudited Pro Forma Condensed Consolidated Balance Sheet, purchase accounting has been “pushed down” to CG&E based upon the respective fair values of CG&E’s assets and liabilities. The difference between the fair value of the estimated portion of the consideration issued allocable to CG&E and the estimated fair values of CG&E’s assets and liabilities represents goodwill. The estimated portion of the consideration issued in connection with the Mergers allocable to CG&E and the amounts allocated to the assets and liabilities in the Unaudited Pro Forma Condensed Consolidated Financial Statements are based primarily upon independent third party valuations that are in process of being performed. The Unaudited Pro Forma Condensed Consolidated Statement of Operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on CG&E’s results, such as increased depreciation and amortization expense as a result of purchase accounting. The pro forma purchase accounting adjustments are subject to revision based on book values as of the closing date and final determination of fair values following completion of valuations but are not anticipated to result in a materially different impacts to the pro forma financial position or results of operations from that presented herein.

The Unaudited Pro Forma Condensed Combined Statement of Operations does not include the impacts of any revenue, cost or other operating synergies that may result from the Mergers. Duke Energy expects to realize at least $650 million in aggregate net savings during the initial five years following the close of the Mergers from corporate activities, regulated utilities and non-regulated operations, a portion of which will relate to the operations of CG&E. These cost savings will result from elimination of duplicate spending and overlapping functions, improved sourcing strategies, avoidance of planned expenditures and the consolidation of non-regulated business unit operations. Cost savings related to the regulated operations are expected to be shared with customers, as determined in part by regulatory approval proceedings related to the Mergers.

Except for an adjustment related to pension and other postretirement benefit obligations, as mandated by Statement of Financial Accounting Standards (SFAS) Nos. 87, “Employers’ Accounting for Pensions” and 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and as discussed in note (f) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect any pro forma adjustments related to CG&E’s regulated operations that are accounted for pursuant to SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation,” which are comprised of CG&E’s transmission and distribution operations and its subsidiary, The Union Light, Heat and Power Company. Under the rate setting and recovery provisions currently in place for these regulated operations which provide revenues derived from cost, the fair values of the individual tangible and intangible assets and liabilities are considered to approximate their carrying values.

The Ownership Interest Transfer

On April 10, 2006, as contemplated by the merger agreement noted above, Duke Energy contributed all of the membership interests in five limited liability companies holding five natural gas-fired generating stations in the midwest U.S., previously owned by its indirect, wholly-owned subsidiary Duke Energy North America LLC, to Cinergy, and Cinergy then contributed these interests to CG&E. The contribution by Cinergy to CG&E of the assets and related liabilities was made at a net book value of approximately $1.4 billion and resulted in a capital contribution of the same amount. In connection with the contribution, Duke Capital LLC, a subsidiary of Duke Energy and the former parent of Duke Energy North America, LLC, and CG&E entered into a financial arrangement through April 10, 2016, unless otherwise extended by the parties, whereby Duke Capital LLC will reimburse CG&E in the event of certain cash shortfalls that may result from CG&E’s ownership of the five stations. No amount has been reflected in the accompanying pro forma financial statements for this arrangement.

The Sale or Other Disposition of Cinergy’s Commercial Marketing and Trading Business

In May 2006, Duke Energy’s board of directors approved a plan to pursue the sale or other disposition of Cinergy’s commercial marketing and trading business. A portion of this business has been operated through CG&E. Upon disposition, CG&E is expected to pay or receive cash proceeds approximately equal to the net book value of its contracts being sold.

THE CINCINNATI GAS & ELECTRIC COMPANY

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2005

(In millions)

	The Cincinnati Gas & Electric Company Historical	Push Down Adjustments		Midwest Asset Group (g)	CG&E Commercial Marketing and Trading		Other Pro Forma Adjustments		CG&E As Adjusted
Operating Revenues
Electric	$2,043	$11	(a)	$8	$(119	)(i)	$(2	)(k)	$1,941
Gas	779	—		162	—		—		941
Other	239	—		—	—		—		239

Total operating revenues	3,061	11		170	(119)		(2)		3,121

Operating Expenses
Fuel, emission allowances, and purchased power	701	162	(a)	—	—		—		863
Gas Purchased	514	—		122	—		—		636
Cost of fuel resold	189	—		—	—		—		189
Operation and maintenance	695	21	(b)	38	(44	)(j)	(2	)(k)	708
Depreciation and amortization	182	24	(c)	57	—		—		263
Taxes other than income taxes	214	—		3	(1	)(j)	—		216

Total operating expenses	2,495	207		220	(45)		(2)		2,875

Operating Income	566	(196)		(50)	(74)		—		246

Miscellaneous Income—Net	18	—		—	—		—		18

Interest Expense	99	(1	)(d)	—	(2	)(j)	—		95
		(1	)(e)

Income Before Taxes	485	(194)		(50)	(72)		—		169

Income Taxes	184	(78	)(f)	—	(29	)(l)	(20	)(h)	57

Net Income	$301	$(116)		$(50)	$(43)		$20		$112

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements,

which are an integral part of these statements.

The Cincinnati Gas & Electric Company

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(a) Operating Revenues, Fuel, Emission Allowances and Purchased Power—Represents the pro forma adjustments required to reflect the net incremental operating revenue and net incremental fuel and emission allowance expenses resulting from (1) the adjustment of emission allowances to fair value which increases the expense recognition of emission allowances consumed (see balance sheet note (c)), and (2) the amortization of the fair value adjustments related to certain of CG&E’s fuel contracts and power sale agreements (see balance sheet note (g)).

(b) Operation and Maintenance—Represents the pro forma adjustment required to reflect an increase in net periodic pension and postretirement benefit expense resulting from certain amendments anticipated to be made to the features of the plans as well as the conformity of certain assumptions, partially offset by the elimination of the amortization of actuarial losses and amortization of unrecognized prior service costs and transition asset related to CG&E’s non-regulated pension and postretirement benefit obligations (see balance sheet note (f)).

(c) Depreciation and Amortization Expense—Represents the pro forma adjustment required to reflect the net incremental depreciation and amortization expense resulting primarily from the fair valuation of CG&E’s power generating assets. As discussed in balance sheet note (b), the amount of this adjustment is based on current estimates of the fair values of the related assets.

(d) Interest Expense—Represents the pro forma adjustment to interest expense resulting from the fair valuation of CG&E’s third-party debt related to its non-regulated operations (see balance sheet note (e)). The adjustment to reflect the fair value of the debt will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.

(e) Interest Expense—Represents the pro forma adjustment to interest expense to reflect the elimination of historical amortization of deferred debt costs for debt related to CG&E’s non-regulated operations (see balance sheet note (d)).

(f) Income Tax Provision on Push Down Adjustments—Represents the pro forma tax effect of the above adjustments determined based on an estimated prospective statutory tax rate of approximately 40%.

(g) Midwest Asset Group—Represents the pro forma adjustments required to include the historical results of operations of the Midwest Asset Group in the CG&E Consolidated Statement of Operations.

(h) Income Tax Provision on the Midwest Asset Group—Represents the pro forma adjustment required to include an income tax provision on the Midwest Asset Group, at an estimated statutory tax rate of approximately 40%. The historical financial statements of the Midwest Asset Group do not include the impacts of income taxes since the Midwest Asset Group is not comprised of taxable entities.

(i) Revenues—Represents the pro forma adjustments required to remove net trading margins as a component of the sale/disposal of the CG&E commercial marketing and trading business.

(j) Operation and Maintenance, Taxes Other than Income Taxes, Interest Expense—Represents the pro forma adjustments required to remove operating expenses and other costs directly associated with the CG&E commercial marketing and trading business.

(k) Intercompany Transactions—Represents the pro forma adjustment required to eliminate certain transactions between the Midwest Asset Group and CG&E.

(l) Income Tax Provision on CG&E Commercial Marketing and Trading—Represents the pro forma adjustment required to remove income taxes, at an estimated statutory tax rate of approximately 40%, allocated to the CG&E Commercial Marketing and Trading contracts.

THE CINCINNATI GAS & ELECTRIC COMPANY

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 31, 2005

(In millions)

	The Cincinnati Gas & Electric Company Historical	Push Down Adjustments		Midwest Asset Group (j)	CG&E Commercial Marketing and Trading (l)	Other Pro Forma Adjustments		CG&E As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$10	$—		$—	$(10)	$—		$—
Receivables less accumulated provision for doubtful accounts	384	—		1	—	—		385
Accounts receivable from affiliated companies	38	—		2	—	—		40
Fuel, emission allowances, and supplies	226	6	(g)	7	—	(65	)(n)	174
Energy risk management current assets	544	—		—	(513)	—		31
Prepayments and other	177	8	(f)	1	—	—		186

Total Current Assets	1,379	14		11	(523)	(65)		816

Property, Plant, and Equipment—at Cost	4,960	713	(b)	1,577	—	—		7,250

Regulatory assets	556	156	(f)	—	—	—		712
Energy risk management non-current assets	180	—		—	(158)	—		22
Goodwill	—	2,000	(a)	—	—	—		2,000
Other	159	(11	)(f)	4	—	65	(n)	957
		474	(c)
		(8	)(d)
		274	(g)

Total Assets	$7,234	$3,612		$1,592	$(681)	$—		$11,757

LIABILITIES AND COMMON STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$563	$—		$1	$17	$—		$581
Accounts payable to affiliated companies	244	—		3	—	—		247
Accrued taxes	178	—		2	(11)	—		169
Accrued interest	24	—		—	—	—		24
Notes payable and other short-term obligations	112	—		—	—	—		112
Notes payable to affiliated companies	114	—		—	—	—		114
Long-term debt due within one year	5	—		—	—	—		5
Energy risk management current liabilities	552	—		—	(530)	—		22
Other	36	6	(h)	1	—	—		43

Total Current Liabilities	1,828	6		7	(524)	—		1,317

Non-Current Liabilities
Long-term debt	1,638	(5	)(e)	—	—	—		1,633
Deferred income taxes	1,055	536	(h)	—	11	181	(k)	1,783
Unamortized investment tax credits	67	—		—	—	—		67
Accrued pension and other postretirement benefit costs	246	138	(f)	—	—	—		384
Regulatory liabilities	152	—		—	—	—		152
Energy risk management non-current liabilities	184	—		—	(168)	—		16
Other	68	124	(g)	—	—	—		192

Total Non-Current Liabilities	3,410	793		—	(157)	181		4,227
Total Liabilities	5,238	799		7	(681)	181		5,544

Cumulative Preferred Stock	21	—			—	—		21

Common Stockholders’ Equity
Common stock	762	—		—	—	—		762

Paid-in capital	603	(603	)(i)	1,686	—	(181	)(k)	5,430
		4,026	(i)			(101	)(m)
Retained earnings	657	(657	)(i)	(101)	—	101	(m)	—
Accumulated other comprehensive loss	(47)	47	(i)	—	—	—		—

Total Common Stock Equity	1,975	2,813		1,585	—	(181)		6,192

Total Liabilities and Common Stockholders’ Equity	$7,234	$3,612		$1,592	$(681)	$—		$11,757

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements,

which are an integral part of these statements.

The Cincinnati Gas & Electric Company

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Note—unless stated otherwise below, adjustments (a) – (i) are based primarily upon independent third party valuations that are in process of being performed. Accordingly, the adjustments are subject to revision based on book values as of the closing date and final determination of fair values following the completion of valuations but are not anticipated to result in a materially different impact to pro forma financial position from that presented herein.

(a) Goodwill—The estimated total purchase price to be pushed down to CG&E, and the excess of purchase price over the book values of the assets acquired and liabilities of CG&E is as follows ($ in millions):

December 31, 2005
Total purchase price pushed down to CG&E	$4,788
Less: Book value of CG&E assets acquired and liabilities assumed	1,975

Excess of purchase price over net book value of assets acquired	$2,813

Under the purchase method of accounting, the total estimated purchase price to be pushed down, as shown in the table above, is allocated to CG&E’s net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The preliminary adjustments to the individual assets and liabilities are as follows ($ in millions):

Excess of purchase price over net book value of assets acquired	$2,813

Adjustments to goodwill related to:
Power generating assets	$(713)
Emission allowances	$(474)
Regulatory assets	$(156)
Other assets and liabilities	$8
Pension and postretirement benefit obligations, net	$141
Long-term debt	$(5)
Power sale and fuel contracts	$(156)
Deferred tax liabilities	$542

Total adjustments	$(813)

Total adjustment to goodwill	$2,000

Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the mergers will be subject to an impairment test at least annually.

(b) Power Generating Assets—Represents the pro forma adjustment required to record CG&E’s non-regulated power generating assets at estimated fair value. This adjustment was determined based on valuations in process and primarily reflects estimates of depreciated replacement costs. The purchase accounting adjustment will be depreciated over the estimated remaining useful lives of the underlying assets.

(c) Emission Allowances—Represents the pro forma adjustment to record at fair value the emission allowances held by CG&E. This adjustment was determined based primarily on market information.

(d) Deferred Debt Costs—Represents the pro forma adjustment to eliminate CG&E’s deferred debt costs related to its non-regulated operations.

The Cincinnati Gas & Electric Company

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet—(Continued)

(e) Long-Term Debt—Represents the pro forma adjustment required to record CG&E’s third-party debt related to its non-regulated operations at estimated fair value. The decrease in the fair value of the debt will be amortized as an adjustment to interest expense over the remaining life of the debt.

(f) Pension and Postretirement Benefit Obligations—Represents the pro forma adjustment required to record CG&E’s pension and postretirement benefit obligations to reflect the difference between the actuarially-determined present value of the estimated accrued obligations and the estimated fair values of any related plan assets, including elimination of previously deferred losses, and the related historical intangible asset of $11 million. The adjustment also reflects certain amendments anticipated to be made to the features of the plans as well as the conformity of certain assumptions. $156 million of the adjustment to record the pension and postretirement obligations at fair value was recorded as a regulatory asset as management believe that those amounts are probable of recovery in regulated rates and $8 million of the adjustment was recorded as a prepaid pension asset.

(g) Power Sale and Fuel Contracts—Represents the pro forma adjustment required to record, at estimated fair market value, CG&E’s fuel and power sale contracts (the CG&E Rate Stabilization Plan) that do not qualify as derivatives or are accounted for as “normal purchase, normal sale” transactions under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. These adjustments will be amortized to earnings based on the remaining lives of the underlying contracts.

(h) Deferred Income Taxes on Push Down Adjustments—The net current deferred tax liability represents the estimated impact on the allocation of purchase price to current assets and liabilities. The net non-current deferred tax liability represents the estimated impact on the allocation of purchase price to non-current assets and liabilities. This estimate is based on an estimated prospective statutory tax rate of approximately 40% and could change based on finalization of tax positions.

(i) Paid-In Capital, Retained Earnings and Accumulated Other Comprehensive Loss—Represents pro forma adjustments to eliminate the historical balances for these components of CG&E’s common stockholders’ equity.

(j) Midwest Asset Group—Represents the pro forma adjustments required to include the assets and liabilities of the Midwest Asset Group in the CG&E Consolidated Balance Sheet. The Midwest Asset Group was transferred from Duke Energy to CG&E at the net book value of the assets and related liabilities which resulted in a capital contribution to CG&E.

(k) Deferred Income Taxes on the Midwest Asset Group—Represents the pro forma adjustments required to include the deferred taxes for the Midwest Asset Group in the CG&E Condensed Consolidated Balance Sheet. The stand-alone Combined Financial Statements of the Midwest Asset Group do not include the impacts of taxes since the Midwest Asset Group is not comprised of taxable entities.

(l) CG&E Commercial Marketing and Trading—Represents the pro forma adjustments required to remove all CG&E derivative contracts as a component of the sale/disposal of the CG&E trading contracts and to reclassify deferred taxes related to these contracts to current taxes.

(m) Retained Deficit on the Midwest Asset Group—Represents the pro forma adjustment to reflect the historical retained deficit of the Midwest Asset Group as a capital contribution.

(n) Emission Allowances—Represents the pro forma adjustment to classify emission allowances as intangible assets in the CG&E historical balances. CG&E has historically accounted for emission allowances using an inventory model but will prospectively conform to Duke Energy’s accounting for emission allowances as intangible assets.